Golden Phoenix JV Partner Scorpio Gold Obtains $12 Million To Bring Mineral Ridge Into Production;
Golden Phoenix, as a Contingency, Retains 20% Net Profits Royalty

SPARKS, NV, OCTOBER 22, 2010 – Golden Phoenix Minerals, Inc. (the "Company") (OTC Bulletin Board: GPXM) is pleased to announce that its joint venture partner on the Mineral Ridge property, Scorpio Gold (US) Corp., through its parent company, Scorpio Gold (Canada) Corp., (collectively referred to as "Scorpio") closed a debt financing transaction for up to an aggregate principal amount of $12 million (the "Scorpio Financing"), with the use of proceeds from the Scorpio Financing being designated to finance the Mineral Ridge project.

"We are very pleased with Scorpio’s commitment to the Mineral Ridge Gold Project," stated Tom Klein, CEO of Golden Phoenix. "The additional $12 million of financing is expected to advance the project into commercial production."

The lender in the Scorpio Financing, Waterton Global Value, L.P. ("Lender"), required, among other things, certain agreements evidencing, guaranteeing and securing the Scorpio Financing, including a pledge of all of the assets and properties held by the joint venture entity that owns and operates the Mineral Ridge project, Mineral Ridge Gold, LLC (the "LLC").  The Company currently holds a 30% ownership interest in the LLC.

Accordingly, under the terms of the LLC’s operating agreement, the Company’s consent was required in order to permit such an encumbrance in the Lender’s favor.  In consideration for the Company’s consent to the encumbrance and to mitigate the Company’s risk of forfeiture upon a default by Scorpio, the Lender, Scorpio and the LLC agreed that the LLC would grant the Company a perpetual 20% net profits royalty interest in and to the production of minerals from the Mineral Ridge properties.  Such royalty interest was recorded in the land records in Esmeralda County prior to the recording of a deed of trust in favor of the Lender securing its interest in the Mineral Ridge properties.  Further disclosure regarding this transaction can be found in the Company's Form 8-K to be filed with the SEC as of the date of this press release.

Mr. Klein concluded: "Scorpio continues to be a strong partner for Golden Phoenix. That strength helps build success."

Please visit the Golden Phoenix website at:  www.golden-phoenix.com.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company whose focus is Royalty Mining in the Americas. Golden Phoenix is committed to delivering shareholder value by identifying, acquiring, developing and mining superior precious and strategic metal deposits throughout North, Central and South America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is a 30% joint venture partner with Scorpio Gold on the Mineral Ridge gold and silver property near Silver Peak, Nevada, and owns the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada. Golden Phoenix has an option to earn an 80% interest in the Vanderbilt Silver and Gold Project, and the Coyote Fault Gold and Silver Project, both of which are adjacent to the Mineral Ridge gold and silver property near Silver Peak, Nevada. Golden Phoenix has entered into a Memorandum of Understanding to acquire an 80% interest in five gold and molybdenum properties in Peru; two on the Pataz Gold Trend in the north and three in the Porvenir area in the south. Golden Phoenix has entered into a Definitive Acquisition Agreement to acquire a 100% interest in four gold and base metal properties in the Shining Tree Mining District in Ontario, Canada.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by officers of the Company, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and base and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in restarting or expanding production at the Company’s mines; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.

For More Information Contact:
Robert Ian, Director of Corporate Communications (775) 453-4741
robertian@golden-phoenix.com

Golden Phoenix Minerals, Inc. • 1675 East Prater Way #102 • Sparks, NV 89434
Tel: (775) 853-4919 • Fax: (775) 853-5010 • www.Golden-Phoenix.com